Exhibit 10.12

November 4, 2015

SFX Entertainment, Inc.

SFX-React Operating LLC

430 Park Avenue, 6th Floor

New York, NY  10022

Attention:  Shelly Finkel

Mitchell Nelson, Esq.

Robert F.X. Sillerman

902 Broadway, 15th Floor

New York, New York 10010

Re:                             Amendment and Reaffirmation of Guaranty and Promissory Note

Gentlemen:

Reference is made to (i) that certain Guaranty dated July 7, 2015 (the “Guaranty”) made by Robert F.X. Sillerman (“Guarantor”) for the benefit of React Presents, Inc., Clubtix, Inc., Lucas King and Jeffrey Callahan (collectively, “Holders”), and (ii) that certain Promissory Note dated July 7, 2015 (the “Promissory Note”) made by SFX Entertainment, Inc. and SFX-React Operating LLC (collectively, “Makers”) in favor of Holders.

Pursuant to the Promissory Note, and as defined therein, the “Third Installment” payment in the amount of $2,000,000 was due on November 2, 2015.  Makers have requested that the Third Installment under the Promissory Note be extended such that it is due on December 1, 2015; and Holders are willing to agree to such extension, all upon the terms and conditions set forth in this letter agreement.

Therefore, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows.

The Third Installment payment due date under the Promissory Note shall be and hereby is amended, modified and extended to December 1, 2015.

The “Guaranty Limitation Amount”, as defined in the Guaranty, as $7,000,000, shall be and hereby is amended, modified and increased to $7,829,353.13.

The undersigned Guarantor hereby acknowledges, confirms and ratifies (i) the Guaranty, (ii) that all of Guarantor’s obligations, covenants and agreements under the Guaranty, and all of the rights and remedies of Holders thereunder and with respect thereto, remain in full force and effect, and (iii) that the Guaranty, as modified by this letter agreement, is hereby reaffirmed and admitted to be in existence.  Except as specifically and expressly modified by this letter agreement, the Guaranty (including any and all provisions thereof) shall not be, and is not, impaired, limited, reduced, compromised or modified by any acts or dealings of the parties prior to the date hereof, by any payments made pursuant to and in accordance with the Promissory Note prior to the date hereof, or otherwise.

The undersigned Makers hereby acknowledge, confirm and ratify (i) the Promissory Note, (ii) that all of Makers’ obligations, covenants and agreements under the Promissory Note, and all of the rights and remedies of Holders thereunder and with respect thereto, remain in full force and effect, and (iii) that the Promissory Note, as modified by this letter agreement, is hereby reaffirmed and admitted to be in existence.  Except as specifically and expressly modified by this letter agreement, and except with respect to payments previously made in reduction of the original principal amount thereof, the Promissory Note (including any and all provisions thereof) shall not be, and is not, impaired, limited, reduced, compromised or modified by any acts or dealings of the parties prior to the date hereof, or otherwise.

Very truly yours,

REACT PRESENTS, INC., CLUBTIX, INC.,
JEFFREY CALLAHAN and LUCAS KING

		By:	/s/ Harlan D. Kahn
One of their attorneys

ACKNOWLEDGED, ACCEPTED
AND AGREED:

SFX ENTERTAINMENT, INC.

By:	/s/ Robert F.X Sillerman

Its:	Chief Executive Officer/Chairman

SFX-REACT OPERATING, LLC

By:	/s/ Sheldon Finkel

Its:	Vice President

/s/ Robert F.X Sillerman